Exhibit 10.1
March 11, 2009
Mr. Thomas Bradley
13 Crocus Hill
St. Paul, MN 55102
Dear Tom:
This letter agreement confirms our discussions regarding our desire to retain your employment at Fair Isaac Corporation (the “Company”) as the Company’s Executive Vice President, Chief Financial Officer, and sets out the terms and conditions on which you will join the Company, as follows:

Title:	You will serve as the Company’s Executive Vice President, Chief Financial Officer.

Term:	The term of this letter agreement shall be for a period commencing on April 6, 2009 and ending on April 5, 2012, unless earlier terminated by either party as provided in this letter agreement (the “Term”). Upon expiration of the Term, if you then remain employed by the Company, your employment will continue on an at-will basis, with the same position, salary, and incentive bonus in effect immediately prior to expiration of the Term, until such time as your position, salary, and/or incentive bonus may be modified or adjusted by the Company in its sole discretion.

Responsibilities:	During your employment hereunder with the Company as Executive Vice President, Chief Financial Officer, you will report to the Company’s Chief Executive Officer (“CEO”) and will be responsible for the strategic leadership and management of the Company’s finance and accounting operations and other functions to which you may be assigned from time to time by the CEO of the Company. You agree to serve the Company faithfully and to the best of your ability, and to devote your full working time, attention and efforts to the business of the Company. You may participate in charitable activities and personal investment activities to a reasonable extent, and you may serve as a director of business and civic organizations as approved by the Company’s Board of Directors (the “Board”), so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company.

Representations:	By accepting the terms of this letter agreement and signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as Executive Vice President, Chief Financial Officer.

Initial Base Salary:	You will be paid a base salary at the rate of $450,000 per year for services performed, in accordance with the regular payroll practices of the Company with annual review by the Compensation Committee of the Board (the “Committee”). Your performance and base salary will be reviewed by the Committee annually during the first quarter of each fiscal year and may be adjusted upward from time to time at the discretion of the Committee, but will not be reduced without your consent during the Term.

Incentive Bonus:	For each full fiscal year of the Company that you are employed during the Term, you will be eligible for an annual incentive award opportunity payable from 0% to 100%, with a target award equal to 50%, of your base salary at the rate in effect at the end of such fiscal year, pursuant to the terms and conditions established by the Committee from time to time. Objectives will be established during the first quarter of the fiscal year. Any annual incentive bonus earned for a fiscal year will be paid to you by December 31 following the end of such fiscal year. For the Company’s fiscal year 2009, you are guaranteed to receive an incentive award of no less than $112,500, less applicable taxes, provided you remain actively employed by the Company as of the regular annual payout date for incentive bonuses under the Company’s FY09 Management Incentive Plan.

Annual Equity:	For each full fiscal year of the Company that you are employed during the Term, you will be eligible for an annual equity grant based on achievement of objectives established by the Committee at the Committee’s sole discretion. Objectives will be established during the first quarter of the fiscal year. In accordance with the policies and practices of the Company, some or all of such annual equity grant may be in the form of restricted stock units that are economically equivalent to an option award. Such equivalency will be determined by the Company in its sole discretion.

Initial Equity:	The Company shall grant to you, effective as of your hire effective date (the “Date of Grant”) a non-statutory option to purchase 225,000 shares of the common stock of the Company (the “Initial Option”), subject to the terms of the Company’s 1992 Long-Term Incentive Plan, as amended (the “Plan”), and a stock option agreement to be entered into by you and the Company. The exercise price of the Initial Option shall be the Fair Market Value (as defined in the Plan) of the Company’s common stock as of the Date of Grant. In accordance with the policies and practices of the Company, and prior to the Date of Grant, you may elect to receive Restricted Stock Units (“RSU”) in lieu of up to one-half of the shares of the Initial Option. If elected, you will receive one RSU for every three shares of the Initial Option that you forego, and such RSUs will be subject to the Plan and a RSU agreement to be entered into by you and the Company. All Initial Options and RSUs granted will be subject to four-year ratable vesting.

Benefits:	While employed by the Company during the Term, you will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Vacation:	While employed by the Company during the Term, you will receive vacation time off in accordance with the policies and practices of the Company, except that your annual accrual rate shall not be less than four weeks paid vacation off per year. Vacation time shall be taken at such times so as not to unduly disrupt the operations of the Company.

Office Location:	Your office will be located at the Company’s headquarters in Minneapolis, MN. Of course, in your position regular travel will be required in the course of performing your duties and responsibilities as Executive Vice President, Chief Financial Officer.

Inventions Agreement:	As a condition of your employment and of receiving payments and benefits in accordance with this Agreement, you will be required to sign the enclosed Proprietary Information and Inventions Agreement (the “PIIA”), the terms of which are incorporated herein by reference.

Change in Control:	In order to provide inducement for you (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, you and the Company will enter into a Management Agreement dated as of the same date as this letter agreement (the “Management Agreement”).

Termination:	Either you or the Company may terminate the employment relationship during the Term or after the Term at any time and for any reason. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company or any of its affiliates.

Severance:	In case of involuntary termination of your employment by the Company without Cause prior to the expiration of the Term or in the case of voluntary resignation of your employment for Good Reason prior to the expiration of the Term (each a “Qualifying Termination”), the Company will pay you as severance pay an amount equal to one (1) times the sum of (a) your annual base salary at the rate in effect on your last day of employment plus (b) the total incentive bonus payment paid to you for the fiscal year preceding the Qualifying Termination (if the Qualifying Termination occurs prior to your receipt of your incentive bonus under the Company’s FY09 Management Incentive Plan, the total incentive bonus payment under this paragraph shall be $112,500). In addition, upon a Qualifying Termination the Company will, for a period of twelve (12) months following the effective date of termination of your employment, allow you to continue to participate in any insured group health and group life insurance plan or program of the Company (but not any self-insured medical expense reimbursement plan within the meaning of Section 105(h) of the Internal Revenue Code) at the Company’s expense, to the extent you were a participant in such plans as of your last day of employment; however, if your participation in any such plan is barred, the Company will arrange to provide you with substantially similar insured coverage at its expense. Benefits provided by the Company may be reduced if you become eligible for comparable benefits from another employer or third party.

Payment by the Company of any severance pay or premium reimbursements under this paragraph will be conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form attached to this letter agreement as Exhibit A, (2) complying with your obligations under the PIIA or any other agreement between you and the Company then in effect, (3) cooperating with the Company in the transition of your duties, and (4) agreeing not to disparage or defame the Company, its affiliates, officers, directors, employees, agents, assigns, products or services. Any severance payable will be paid to you in a lump sum on the first day of the seventh month following your “separation from service” as determined under Section 409A of the Internal Revenue Code, but not earlier than expiration of any rescission periods.

For purposes of this letter agreement, “Cause” and “Good Reason” have the following definitions:

“Cause” means a determination in good faith by the Company of the existence of one or more of the following: (i) commission by you of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by you related to, connected with or otherwise affecting your employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (iii) the willful and/or continued failure, neglect, or refusal by you to perform in all material respects your duties with the Company as an employee, officer or director, or to fulfill your fiduciary responsibilities to the Company, which failure, neglect or refusal has not been cured within fifteen (15) days after written notice thereof to you from the Company; or (iv) a material breach by you of the Company’s material policies or codes of conduct or of your material obligations under the PIIA or other written agreement signed by you and the Company.

“Good Reason” means any one or more of the following conditions occur without your written consent: (i) a material reduction in your authority, duties, or responsibilities as Executive Vice President, Chief Financial Officer, including a material reduction in your budget authority or a requirement that you report to a corporate officer or employee instead of reporting directly to the CEO of the Company, provided that a reduction in the size or scope of the Company’s current or anticipated business shall not constitute a material reduction in your authority, duties or responsibilities under this subsection; or (ii) material breach by the Company of any terms or conditions of this letter agreement or of any material obligations of the Company under any other written agreement signed by you and the Company, which breach has not been caused by you and which has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from you.

In the event of termination of your employment by the Company for Cause, resignation by you other than for Good Reason, or termination due to your death or any disability for which you are qualified for benefits under the Company’s group long-term disability program, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by you through the date of termination of employment.

You shall not be eligible for any severance pay under this letter agreement if the termination of your employment occurs within 90 days before, or at any time upon or after, the occurrence of a First Event and prior to the end of the Transition Period, as “First Event” and “Transition Period” are defined in the Management Agreement, except that you will be eligible for severance pay under this letter agreement if the termination of your employment is otherwise a Qualifying Termination and occurs within 90 days before the First Event, and you fail to satisfy the condition set forth in Section 2(f) of the Management Agreement.

Indemnification Agreement:	The Company will indemnify you in connection with your duties and responsibilities for the Company, as set out in the Indemnification Agreement dated as of the same date as this letter agreement (the “Indemnification Agreement”).

Taxes:	The Company may withhold from any compensation payable to you in connection with your employment such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

Assignment:	This letter agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without your consent, assign its rights and obligations under this letter agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock; provided, however, that no such assignment shall relieve the Company of its obligations hereunder in the event that the assignee shall fail to perform the same.

Interpretation:	This letter agreement is intended to satisfy, or otherwise be exempt from, the requirements of Sections 409A(a)(2), (3), and (4) of the Internal Revenue Code of 1986, as amended (the “Code”), including current and future guidance and regulations interpreting such provisions, and it should be interpreted accordingly.

Applicable Law:	This letter agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota.

Entire Agreement:	This letter agreement, the PIIA, the Indemnification Agreement, and the Management Agreement constitute the entire agreement between the parties, and supersede all prior discussions, agreements and negotiations between you and the Company. No amendment or modification of this letter agreement will be effective unless made in writing and signed by you and an authorized officer of the Company.
If you have any questions about the terms of this letter agreement, please contact me or Richard Deal.
Sincerely,
/s/ Mark N. Greene
Mark N. Greene
Chief Executive Officer
I accept and agree to the terms and conditions of employment with Fair Isaac Corporation as set forth above.

/s/ Thomas Bradley	March 11, 2009

Thomas Bradley	Dated

EXHIBIT A
RELEASE BY THOMAS BRADLEY
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me (Thomas Bradley) and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past employee benefit plans sponsored or maintained by FIC (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the *[letter agreement / Management Agreement / or other relevant agreement]* between me and FIC dated *[date]*, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the California Fair Employment and Housing Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud;

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misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from FIC as a current or former officer, director or employee of FIC; any claims for payment of severance benefits under the Agreement; any rights I have to severance pay or benefits under the Agreement; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FIC.
Consideration. I am entering into this Release in consideration of FIC’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.
Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by

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virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.
My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement and under the Proprietary Information and Inventions Agreement dated *[date]*. I will not defame or disparage the reputation, character, image, products, or services of FIC, or the reputation or character of FIC’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of FIC.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the date I received this Release (or 21 days after the last day of my employment with FIC, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with FIC it will not be valid and FIC will not be obligated to provide the consideration described in the Release.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FIC will not be obligated to provide the consideration described in the Release.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:

Vice President of Human Resources
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.

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Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of FIC and by me.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:
Thomas Bradley

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